As filed with the Securities and Exchange Commission on November 21, 2017

Registration Nos. 333-213427, 333-198187, 333-197124

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT NO. 333-213427

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT NO. 333-198187

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT NO. 333-197124

UNDER THE SECURITIES ACT OF 1933

Fidelity National Financial, Inc.

(Exact name of registrant as specified in its charter)

Delaware	16-1725106
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

601 Riverside Avenue Jacksonville, Florida	32204
(Address of Principal Executive Offices)	(Zip Code)

Fidelity National Financial, Inc. Amended and Restated 2005 Omnibus Incentive Plan

Fidelity National Financial Group 401(k) Profit Sharing Plan

(Full Title of Plans)

Michael L. Gravelle

Executive Vice President, General Counsel and Corporate Secretary

Fidelity National Financial, Inc.

601 Riverside Avenue

Jacksonville, Florida 32204

(Name and address of agent for service)

(904) 854-8100

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐	Emerging Growth Company ☐
(Do not check if a smaller reporting company)

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Exchange Act.

EXPLANATORY NOTE

This Post-Effective Amendment amends the following Registration Statements on Form S-8 (the “Registration Statements”), which registered shares of FNFV Group common stock, par value $0.0001 per share (the “FNFV Shares”) of Fidelity National Financial, Inc. (the “Company” or the “Registrant”):

•                  Registration Statement No. 333-213427, as filed with the Securities and Exchange Commission (“SEC”) on September 1, 2016, registering an aggregate of 10,000,000 FNFV Shares under the Fidelity National Financial, Inc. Amended and Restated 2005 Omnibus Incentive Plan (the “Omnibus Plan”).

•                  Registration Statement No. 333-198187, as filed with the SEC on August 15, 2014, registering an aggregate of 1,416,232 FNFV Shares under the Omnibus Plan.

•                  Registration Statement No. 333-197124, as filed with the SEC on June 30, 2014, registering an aggregate of 15,000,000 FNFV Shares under the Fidelity National Financial Group 401(k) Profit Sharing Plan (the “401(k) Plan”).

The Company is filing this Post-Effective Amendment as a result of the Company’s redemption of all outstanding FNFV Shares for outstanding shares of common stock of Cannae Holdings, Inc. (“Cannae”) on a per share basis of each outstanding share of FNFV Shares for one share of common stock, par value $0.0001 per share, of Cannae. The Company has terminated the offering of the FNFV Shares pursuant to the Registration Statements. In accordance with the undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offerings, the Company hereby removes from registration all Shares registered under the Registration Statements but not sold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida, November 21, 2017.

Fidelity National Financial, Inc.

By:	/s/ Michael L. Gravelle
Name:	Michael L. Gravelle
Title:	Executive Vice President, General Counsel and Corporate Secretary

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

*
William P. Foley, II	Chairman of the Board	November 21, 2017

*	Chief Executive Officer
Raymond R. Quirk	(Principal Executive Officer) and Director	November 21, 2017

*	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	November 21, 2017
Anthony J. Park

*
Douglas K. Ammerman	Director	November 21, 2017

*
Willie D. Davis	Director	November 21, 2017

*
Thomas M. Hagerty	Director	November 21, 2017

/s/ Janet E. Kerr
Janet E. Kerr	Director	November 21, 2017

*
Daniel D. (Ron) Lane	Director	November 21, 2017

*
Richard N. Massey	Director	November 21, 2017

/s/ Heather H. Murren
Heather H. Murren	Director	November 21, 2017

*
John D. Rood	Director	November 21, 2017

*
Peter O. Shea, Jr.	Director	November 21, 2017

*
Cary H. Thompson	Director	November 21, 2017

/s/ Michael L. Gravelle
*Michael L. Gravelle
as Attorney-in-Fact